Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-252525) of Dream Finders Homes, Inc., of our report dated December 8, 2021, with respect to the combined financial statements of MHI Partnership, Ltd., MHI Models, Ltd., McGuyer Homebuilders, Inc., and FMR IP, LLC which appear in the accompanying Current Report on Form 8-K/A of Dream Finders Homes, Inc.

Houston Texas
Date: December 14, 2021